Exhibit 10.3

July 10, 2007

To:	Kendle International Inc.

441 Vine Street

Suite 1200

Cincinnati, Ohio 45202

Telephone: (513) 381-5550

Facsimile: (513) 381-5870

From:	UBS AG, London Branch

c/o UBS Securities LLC

299 Park Avenue

New York, NY 10171

Attn: Paul Stowell

Telephone: (212) 821-2100

Facsimile: (212) 821-4610

Re:	Issuer Warrant Transaction

(UBS Reference No. BKP352STM2740920)

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between UBS AG, London Branch (the “Dealer”), represented by UBS Securities LLC (the “Agent”) as its agent, and Kendle International Inc. (the “Issuer”). This communication constitutes a “Confirmation” as referred to in the ISDA Form (as defined below).

1.    This Confirmation is subject to, and incorporates by reference, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions,” and, together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (the “ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern to the extent of such inconsistency. For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call or an Option, as the context requires.

Each party is hereby advised, and each party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between the Dealer and the

Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if the Dealer and the Issuer had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained or incorporated by reference in the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern to the extent of such inconsistency.

2.    The Transaction constitutes a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	July 11, 2007

Effective Date:	July 16, 2007, subject to Section 8(m)

Convertible Notes:	The Issuer’s 3.375% Convertible Senior Notes due 2012

Components:

The Transaction will be divided into individual Components as set forth in Annex A, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation; provided, however, that the Number of Warrants of each Component shall be increased to the extent provided for under, and in accordance with, “Number of Warrants” below. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The Common Stock of the Issuer, no par value (Ticker Symbol: “KNDL”).

Convertible Notes:	The Company’s 3.375% Convertible Senior Notes due 2012

Number of Warrants:

For each Component, as provided in Annex A to this Confirmation; provided, however, that, if UBS Securities LLC exercises its option (the “Over-Allotment Option”), pursuant to Section 1 of the Underwriting Agreement dated July 10, 2007 between the Issuer and UBS Securities LLC (the “Underwriting Agreement”), to purchase “Additional Notes” (as defined in the Underwriting Agreement), then, on such date of exercise, the Number of Warrants for each Component shall, subject to the payment of the Additional Premium (as defined below) in accordance herewith, be automatically increased by a number of Warrants (the “Additional Warrants”) equal to the excess, if any, of (x) the product of (i) the Number of Warrants for such Component as reflected in Annex A hereto and (ii) a fraction (A) whose numerator is fifty five percent (55%) of the aggregate principal amount of Additional Notes outstanding immediately after the issuance of the Additional Notes pursuant to such exercise and (B) whose denominator is one hundred million dollars ($100,000,000), over (y) the aggregate number of Warrants, if any, theretofore added to the Number of Warrants for such Component pursuant to this proviso on account of any prior exercises of the Over-Allotment Option. For the avoidance of doubt, the Number of Warrants outstanding shall be reduced by each exercise of Warrants hereunder.

Warrant Entitlement:	One (1) Share per Warrant

Strike Price:	USD61.217 per Share

Premium:

USD12,370,000 (Premium per Warrant: USD5.90213994); provided, however, that if the Number of Warrants is increased pursuant to the proviso to the definition of “Number of Warrants” above, then there shall be an additional Premium (the “Additional Premium”) in an amount equal to the product of the Premium per Warrant and the sum of the increases in the Number of Warrants for each Component, which Additional Premium shall be paid by the Buyer to the Seller on the Additional Premium Payment Date (as defined below).

Premium Payment Date:	The Effective Date

Additional Premium Payment Date:	The closing date for the purchase of the applicable Additional Notes by UBS Securities LLC from the Issuer pursuant to the Underwriting Agreement

Exchange:	The NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

In respect of each Component:

Expiration Time:	Valuation Time

Expiration Date:

As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided, however, that if that date is a Disrupted Day, then the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not, or is not deemed to be, an Expiration Date in respect of any other Component of the Transaction hereunder; provided further, that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date (as defined below), then the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction). “Final Disruption Date” means June 19, 2013. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, then the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Automatic Exercise:

Applicable; and means that each Warrant not previously exercised under the Transaction will be deemed to be automatically exercised at the applicable Expiration Time on the Expiration Date unless the Buyer notifies the Seller (by telephone or in writing)

prior to the Expiration Time on the Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply.

Issuer’s Telephone
Number, Facsimile
Number and Contact
Details for purposes of
Giving Notice:	Attn: Chief Financial Officer
Telephone: (513) 381-5550
Facsimile: (513) 381-5870

Settlement Terms:

In respect of each Component:

Settlement Currency:	USD

Net Share Settlement:

On each Settlement Date, the Issuer shall deliver to the Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by the Dealer and cash in lieu of any fractional shares valued at the Relevant Price on the Valuation Date corresponding to such Settlement Date. If, in the reasonable opinion of the Issuer or the Dealer based on advice of counsel, for any reason, the Shares deliverable upon Net Share Settlement would not be immediately freely transferable by the Dealer under Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”), then the Dealer may elect to either (i) accept delivery of such Shares notwithstanding any such restriction on transfer or (ii) have the provisions set forth in Section 8(b) below apply.

The Number of Shares to be Delivered shall be delivered by the Issuer to the Dealer no later than 12:00 noon, New York City time, on the relevant Settlement Date.

Number of Shares to be Delivered:

In respect of each Exercise Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the number of Warrants exercised or deemed to be exercised on such Exercise Date; (ii) the Warrant Entitlement; and (iii) a fraction (A) whose numerator is the excess of the VWAP Price (as defined below) on the Valuation Date occurring on such Exercise Date over the Strike Price and (B) whose denominator is such VWAP Price.

VWAP Price:	For each Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page
KNDL.UQ <Equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one
(1) Share on such Valuation Date, as determined by the Calculation Agent).
Notwithstanding anything to the contrary in the Equity Definitions, if there is a Market Disruption Event on any Valuation Date, then the Calculation Agent shall determine the VWAP Price for such Valuation Date on the basis of its good faith estimate, determined in a commercially reasonable manner, of the market value for the relevant Shares on such Valuation Date.

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physical Settlement” or “settled by delivery” shall be read as references to “Net Share Settled.” “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to such Warrant.

Settlement Terms:

In respect of each Component:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Dividend:	Any cash dividend on the Shares with an ex-dividend date occurring during the period from, and including, the Trade Date to, but excluding, the last Expiration Date.

Extraordinary Events:

New Shares:

Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors).”

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:

Cancellation and Payment (Calculation Agent Determination) or Modified Calculation Agent Adjustment, at the election of the Buyer, it being understood that the Buyer shall have the option to elect for Cancellation and Payment (Calculation Agent Determination) to apply to a portion of the Transaction and for Modified Calculation Agent Adjustment to apply to a portion of the Transaction.

(c) Share-for- Combined:	Component Adjustment (Calculation Agent Determination)

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:

Cancellation and Payment (Calculation Agent Determination) or Modified Calculation Agent Adjustment, at the election of the Buyer, it being understood that the Buyer shall have the option to elect for Cancellation and Payment (Calculation Agent Determination) to apply to a portion of the Transaction and for Modified Calculation Agent Adjustment to apply to a portion of the Transaction.

(c) Share-for- Combined:	Component Adjustment (Calculation Agent Determination)

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided, however, that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors), and if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, then such exchange or quotation system shall thereafter be deemed to be the Exchange; provided further, that the definition of “Delisting” in Section 12.6(a)(iii) of the Equity Definitions shall be deemed to be amended by adding “, subject to no further conditions,” after the word “will.”

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Insolvency Filing:	Applicable

(c) Hedging Disruption:	Applicable

(d) Increased Cost of Hedging:	Applicable; provided, however, that the Dealer shall act in good faith on a commercially reasonable basis to obtain the lowest cost of hedging.

(e) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	100 basis points

(f) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	30 basis points

Hedging Party:	The Buyer for all applicable Additional Disruption Events

Determining Party:	The Buyer for all applicable Additional Disruption Events

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.    Calculation Agent: Dealer. With respect to any determination, calculation or computation made by the Calculation Agent, in its capacity as such, hereunder, the Calculation Agent shall, upon the written request of the Issuer, provide the Issuer with an explanation of such determination, calculation or computation.

4.    Account Details.

Dealer Payment Instructions:

UBS AG Stamford

SWIFT: UBSWUS33XXX

Bank Routing: 026-007-993

Account Name: UBS AG, London Branch

Account No.: 101-WA-140007-000

Issuer Payment Instructions:

To be provided by Issuer.

5.    Offices.

The Office of Dealer for the Transaction is:

UBS AG

100 Liverpool Street

London EC2M 2RH

United Kingdom

Telephone: +44 207 568 0687

Facsimile: +44 207 568 9895/6

The Office of Issuer for the Transaction is:

N/A

For the purpose of Section 10(c) of the Agreement, neither party is a Multibranch Party.

6.    Notices. For purposes of this Confirmation:

Address for notices or communications to the Issuer:

To:	Kendle International Inc.
441 Vine Street
Suite 1200
Cincinnati, Ohio 45202
Attn:	Chief Financial Officer
Telephone:	(513) 381-5550
Facsimile:	(513) 381-5870

Address for notices or communications to Dealer:

To:	UBS AG, London Branch
c/o UBS Securities LLC
299 Park Avenue
New York, NY 10171
Attn:	Paul Stowell
Telephone:	(212) 821-2100
Facsimile:	(212) 821-4610

With a copy to:

To:	Equities Legal Department
677 Washington Boulevard
Stamford, CT 06901
Attn:	David Kelly and Gordon Kiesling
Telephone:	(203) 719-0268
Facsimile:	(203) 719-5627

and:

To:	Equities Volatility Trading
677 Washington Boulevard
Stamford, CT 06901
Attn:	Namuk Cho and Brian Ward
Telephone:	(203) 719-7330
Facsimile:	(203) 719-7910

7.        Representations, Warranties and Agreements.

(a)    In addition to the representations and warranties in the Agreement and those contained elsewhere herein, the Issuer represents and warrants to and for the benefit of, and agrees with, the Dealer as follows:

    (i)    On the Trade Date, (A) the Issuer is not aware of any material nonpublic information regarding the Issuer or the Shares; and (B) all reports and other documents filed by the Issuer with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, when considered as a whole (with the more recent of such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

    (ii)    Without limiting the generality of Section 13.1 of the Equity Definitions, the Issuer acknowledges that the Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any applicable accounting concepts, including, without limitation, FASB Statements 128, 133, 149 or 150 (each as amended) or EITF Issue Nos. 00-19, 01-06 or 03-06 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

    (iii)    Prior to the Trade Date, the Issuer shall deliver to the Dealer a resolution of the Issuer’s board of directors authorizing the Transaction and such other certificate or certificates as the Dealer shall reasonably request.

    (iv)    The Issuer is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into, or exercisable or exchangeable for, Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into, or exercisable or exchangeable for, Shares) or otherwise in violation of the Exchange Act.

    (v)    The Issuer is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

    (vi)    On the Trade Date (A) the fair value of the assets of the Issuer exceeds the liabilities of the Issuer, including contingent liabilities; (B) the capital of the Issuer is adequate to conduct the business of the Issuer; and (C) the Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, and does not believe that it will, incur debt beyond its ability to pay as such debts mature.

    (vii)    The Issuer shall not take any action to decrease the number of Available Shares (as defined below) below the Capped Number (as defined below).

    (viii)    The representations and warranties of the Issuer set forth in Section 3 of the Agreement and Section 3 of the Underwriting Agreement, dated July 10, 2007, between the Issuer and UBS Securities LLC are true and correct and are hereby deemed to be repeated to the Dealer as if set forth herein.

    (ix)    The Issuer understands that no obligations of the Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of the Dealer or any governmental agency.

    (x)    The Issuer is not on the date hereof engaged, and the Issuer shall not, until the second Scheduled Trading Day immediately following the Trade Date, engage, in a “distribution” (as defined in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any securities of the Issuer, other than the distribution of the Convertible Notes.

    (xi)    The Shares of the Issuer initially issuable upon exercise of the Warrants (the “Warrant Shares”) have been reserved for issuance by all required corporate action of the Issuer, have been duly authorized and, when delivered in accordance herewith upon the exercise of the Warrants, will be validly issued, fully paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(b)    Each of the Buyer and the Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c)    Each of the Dealer and the Issuer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Accordingly, the Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, and its investments in and liabilities in respect of the Transaction, which it understands is not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction; (ii) it is an “accredited investor” as that term is defined in Regulation D under the Securities Act; (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof; (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws; and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)    The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(e)    The Issuer shall deliver to the Dealer an opinion of counsel, dated as of the Trade Date and in form and substance reasonably acceptable to the Dealer, with respect to the matters set forth in Section 3(a) of the Agreement.

8.        Other Provisions.

(a)    Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 8(k) below, the Issuer shall owe the Buyer any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Tender Offer, Merger Event or Insolvency in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which the Issuer is the Defaulting Party or a Termination Event in which the Issuer is the Affected Party, that resulted from an event or events within the Issuer’s control) (a “Payment Obligation”), then the Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to the Buyer, confirmed in writing within one (1) Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M., New York City time, on the Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Merger Date, Tender Offer Date or Early Termination Date, as applicable (the “Notice of Share Termination”); provided, however, that if the Issuer does not duly elect to satisfy the Payment Obligation by the Share Termination Alternative, then the Dealer shall have the right to require Issuer to satisfy such Payment Obligation by the Share Termination Alternative. Upon such Notice of Share Termination, or election by the Dealer, the following provisions shall apply on the Scheduled Trading Day immediately following such Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Merger Date, Tender Offer Date or Early Termination Date, as applicable:

Share Termination Alternative:

Applicable and means that the Issuer shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one (1) Share

Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to the Issuer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default or Delisting, one (1) Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one (1) Share or a unit consisting of the number or amount of each type of property received by a holder of one (1) Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, then such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If the Share Termination Alternative is applicable, then the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that the Seller is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “settled by delivery” shall be read as references to “Share Termination Alternative” and all references to “Shares” shall be read as references to “Share Termination Delivery Units.” If, in the reasonable opinion of counsel to the Issuer or the Dealer, for any reason, any securities comprising the Share Termination Delivery Units deliverable pursuant to this Section 8(a) would not be immediately freely transferable by the Dealer under Rule 144(k) under the Securities Act, then the Dealer may elect to either

(i) accept delivery of such securities notwithstanding any such restriction on transfer or (ii) have the provisions set forth in Section 8(b) below apply.

(b)    Registration/Private Placement Procedures.

    (i)    With respect to the Transaction, the following provisions shall apply to the extent provided for above opposite the caption “Net Share Settlement” in Section 2 above or to the extent provided for under Section 8(a). If so applicable, then, at the election of the Issuer by notice to the Buyer within one (1) Exchange Business Day after the relevant delivery obligation arises, but in any event at least one (1) Exchange Business Day prior to the date on which such delivery obligation is due, either:

(A)    all Shares or Share Termination Delivery Units, as the case may be, delivered by the Issuer to the Buyer shall be, at the time of such delivery, covered by an effective registration statement of the Issuer for immediate resale by the Buyer (such registration statement and the corresponding prospectus, the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to the Buyer); or

(B)    the Issuer shall deliver additional Shares or Share Termination Delivery Units, as the case may be, so that the value of such Shares or Share Termination Delivery Units, as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Shares or Share Termination Delivery Units that would otherwise be deliverable if such Shares or Share Termination Delivery Units were freely tradeable (without prospectus delivery) upon receipt by the Buyer (such value, the “Freely Tradeable Value”); provided, however, that the Issuer may not make the election described in this clause (B) if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by the Issuer to the Dealer (or any affiliate designated by the Dealer) of the Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Shares by the Dealer (or any such affiliate of the Dealer). For the avoidance of doubt, as used in this Section 8(b) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.

    (ii)    If the Issuer makes the election described in Section 8(b)(i)(A) above, then:

(A)    the Buyer (or an Affiliate of the Buyer designated by the Buyer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to the Issuer that is customary in scope for underwritten offerings of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them) and that yields results that are reasonably satisfactory to the Buyer or such Affiliate, as the case may be, in its discretion; and

(B)    the Buyer (or an Affiliate of the Buyer designated by the Buyer) and the Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Shares or Share Termination Delivery Units, as the case may be, by the Buyer or such Affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance commercially reasonably satisfactory to the Buyer or such Affiliate and the Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, the Buyer and its Affiliates and the Issuer, shall provide for the payment by the Issuer of all expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for the Buyer, and shall provide for the delivery of accountants’ “comfort letters” to the Buyer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus;

(iii)    If the Issuer makes the election described in Section 8(b)(i)(B) above, then:

(A)    the Buyer (or an Affiliate of the Buyer designated by the Buyer) and any Non-Competitor (as defined below) that is a potential purchaser of any such Shares or Share Termination Delivery Units, as the case may be, from the Buyer or such Affiliate shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to the Issuer that is customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them) and that yields results that are reasonably satisfactory to the Buyer or such Affiliate or purchaser, as the case may be, in its discretion, subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to the Issuer; “Non-Competitor” means any person or entity other than a Competitor; “Competitor” means, as of any time, only those persons or entities identified on Annex C hereto, as amended in accordance herewith through such time, as a competitor of the Issuer in the Issuer’s principal field of business; provided, however, that Annex C hereto may be amended in good faith by the mutual written consent of the Dealer and the Issuer on each six (6) month anniversary of the Trade Date.

(B)    the Buyer (or an Affiliate of the Buyer designated by the Buyer) and the Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares or Share Termination Delivery Units, as the case may be, by the Issuer to the Buyer or such Affiliate and the private resales of such shares by the Buyer or such Affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to the Buyer and the Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, the Buyer and its Affiliates and the Issuer, shall provide for the payment by the Issuer of all expenses in connection with such resales, including all fees and expenses of counsel for the Buyer, shall contain representations, warranties and agreements of the Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and provide for the delivery of accountants’ “comfort letters” to the Buyer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for such resales; and

(C)    the Issuer agrees that any Shares or Share Termination Delivery Units so delivered to the Dealer, (i) may be transferred by and among the Dealer and its affiliates, and the Issuer shall effect such transfer without any further action by the Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Shares or any securities issued by the Issuer comprising such Share Termination Delivery Units, the Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities upon delivery by the Dealer (or such affiliate of the Dealer) to the Issuer or such transfer agent of the Seller’s and broker’s representation letters customarily delivered by the Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by the Dealer (or such affiliate of the Dealer).

(c)    Make-whole Shares. If the Issuer makes the election set forth in Section 8(b)(i)(B), then the Dealer or its affiliate may sell (which sale shall be made in a commercially reasonable manner) such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which the Dealer completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the amount of the Payment Obligation or the Freely Tradeable Value (such amount of the Payment Obligation or Freely Tradeable Value, as the case may be, the “Required Proceeds”). If any of such delivered Shares or Share Termination Delivery Units remain unsold after such realized net proceeds exceed the Required Proceeds, then the Dealer shall return such remaining Shares or Share Termination Delivery Units to the Issuer. If the Required Proceeds exceed the realized net proceeds from such resale, then (i) the Issuer shall transfer to the Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (such excess, the “Additional Amount”) in cash or in a number of additional Shares (the “Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day were the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount; (ii) the Resale Period shall continue to enable the resale of the Make-whole Shares in the manner contemplated by this Section 8(c); and (iii) this provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(e). Without limiting any of the obligations of the Issuer under this Section 8(c), the Buyer may from time to time demand that the Issuer use its reasonable best efforts to cause a registration statement covering all Shares or Share Termination Delivery Units to have become effective, whether such Shares or Share Termination Delivery Units have been or are yet to be delivered to the Buyer.

(d)    Beneficial Ownership. Notwithstanding any other provisions hereof, the Buyer may not exercise any Warrant hereunder or be entitled to take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder, the Buyer would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Exchange Act) in excess of eight percent (8.0%) of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, the Buyer would directly or indirectly so beneficially own in excess of eight percent (8.0%) of the outstanding Shares. If any delivery owed to the Buyer hereunder is not made, in whole or in part, as a result of this provision, the Issuer’s obligation to make such delivery shall not be extinguished and the Issuer shall make such delivery as promptly as practicable after, but in no event later than one (1) Business Day after, the Buyer gives notice to Issuer that, after such delivery, the Buyer would not directly or indirectly so beneficially own in excess of eight percent (8.0%) of the outstanding Shares.

(e)    Limitations on Settlement by the Issuer. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall the Issuer be required to deliver a number of Shares in connection with the Transaction in excess of twice the aggregate Number of Warrants hereunder, subject to appropriate adjustments for stock splits, reverse stock splits, stock combinations, stock dividends, recapitalizations and similar events or transactions (the “Capped Number”). The Issuer represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of the Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such authorized but unissued Shares, the “Available Shares”). If, as a result of this Section 8(e), the Issuer shall not have delivered the full number of Shares otherwise deliverable (the resulting deficit, the “Deficit Shares”), then the Issuer shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this Section 8(e), Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by the Issuer or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration); (ii) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved; and (iii) the Issuer authorizes additional unissued Shares. The Issuer shall immediately notify the Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

(f)    Equity Rights. The Buyer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of the Issuer’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time (other than during the Issuer’s bankruptcy) to any claim arising as a result of a breach by the Issuer of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of the Issuer herein under or pursuant to any other agreement.

(g)    Amendments to Equity Definitions and the Agreement. The following amendments shall be made to the Equity Definitions and to the Agreement:

  (i)    Section 11.2(a) of the Equity Definitions is hereby amended by deleting the replacing the words “diluting or concentrative” with the word “material”;

  (ii)    The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’; and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

  (iii)    Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with the word “material” and by adding the phrase “or the Warrants” immediately prior to the period in such Section;

  (iv)    Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at the Buyer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that the Issuer”;

  (v)    Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (i) deleting subsection (A) in its entirety; (ii) deleting the phrase “or (B)” following subsection (A); (iii) deleting the phrase “in each case” in subsection (B); and (iv) replacing, in the penultimate sentence, the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” with the phrase “a Lending Party is so identified but fails to so lend Shares in the amount of the Hedging Shares at a rate equal to or less than the Maximum Stock Loan Rate or”; and

  (vi)    Section 12.9(b)(v) of the Equity Definitions is hereby amended by (i) adding the word “or” immediately before subsection “(B)”; (ii) deleting the comma at the end of subsection (A); (iii) deleting subsection (C) in its entirety; (iv) deleting the word “or” immediately preceding subsection (C); and (v) deleting the final sentence in its entirety.

(h)    Transfer and Assignment. The Buyer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, at any time to any Non-Competitor, without the consent of the Issuer, provided the Dealer shall use its reasonable efforts not to effect such a transfer or assignment to a Competitor. In connection with any transfer or assignment by the Buyer of its rights and obligations hereunder and under the Agreement, (i) the Buyer shall promptly provide written notice to the Issuer of such transfer or assignment, as the case may be, and the identity of the relevant transferee or assignee; and (ii) the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to effect and carry out such transfer or assignment. If after the Buyer’s commercially reasonable efforts, the Buyer is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to the Buyer and within a time period reasonably acceptable to the Buyer of a sufficient number of Warrants to reduce the Buyer’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) to seven and one half percent (7.5%) of the Issuer’s outstanding Shares or less or to reduce the Warrant Equity Percentage (as defined below) to fourteen and one half percent (14.5%) or less, then the Buyer may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that its “beneficial ownership” following such partial termination will be equal to or less than seven and one half percent (7.5%) or the Warrant Equity Percentage following such partial termination will be equal to or less than fourteen and one half percent (14.5%), as applicable. “Warrant Equity Percentage” means a fraction, expressed as a percentage, (x) whose numerator is the product of (a) the Number of Warrants and (b) the Warrant Entitlement; and (y) whose denominator is the number of the Issuer’s outstanding Shares. In the event that the Buyer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (I) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Warrants equal to the Terminated Portion, (II) the Issuer shall be the sole Affected Party with respect to such partial termination and (III) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of Section 8(a) shall apply to any amount that is payable by the Buyer to the Issuer pursuant to this sentence).

(i)    Disclosure. Effective from the date of commencement of discussions concerning the Transaction, the Issuer and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Issuer relating to such tax treatment and tax structure.

(j)    Designation by the Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing the Dealer to purchase, sell, receive or deliver any Shares or other securities to or from the Issuer, the Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform the Dealer obligations in respect of the Transaction and any such designee may assume such obligations. The Dealer shall be discharged of its obligations to the Issuer to the extent of any such performance.

(k)    Netting and Set-off. Each party waives any and all rights it may have to set off, whether arising under any agreement, applicable law or otherwise. The provisions of Section 2(c) of the Agreement shall not be applicable to the Transaction.

(l)    Additional Termination Event. Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to this Transaction, (A) the Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement and (B) the Issuer shall be deemed the sole Affected Party and the Transaction shall be deemed the sole Affected Transaction:

  (i)    if, within the period commencing on the Trade Date and ending on the second anniversary of the Premium Payment Date, the Buyer reasonably determines in good faith that it is advisable to terminate a portion of the Transaction so that the Buyer’s related hedging activities in the ordinary course of business will comply with applicable securities laws, rules or regulations; or

  (ii)    there is a default by the Issuer or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed in excess of USD15 million in the aggregate of the Issuer and/or any of its subsidiaries (whether such indebtedness now exists or shall hereafter be created), resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within ten (10) days after written notice of such acceleration has been received by the Issuer or such subsidiary.

(m)    Effectiveness. If, prior to the Effective Date, the Buyer reasonably determines that it is advisable to cancel the Transaction because of concerns that the Buyer’s related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, then the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.

(n)    Right to Extend. The Dealer may postpone, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Number of Warrants with respect to one or more Expiration Dates) if the Dealer determines, in good faith in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate, under legal, regulatory or self-regulatory requirements, or related policies and procedures, applicable to the Dealer, to preserve the Dealer’s ability to conduct hedging or hedge unwind activities hereunder in light of existing liquidity conditions or to enable the Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activities hereunder in a manner that would, if the Dealer were the Issuer or an affiliated purchaser of the Issuer, be in compliance with such requirements, policies and procedures.

(o)    Additional Provisions. The Issuer covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which the Issuer is a party, or any sale of all or substantially all of the Issuer’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, the Issuer shall notify the Dealer in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the

“Consideration Notification Date”); provided, however, that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

(p)    Early Unwind. If the sale by the Issuer of the Convertible Notes (or, if the Over-Allotment Option is exercised, the applicable Additional Notes) is not consummated with UBS Securities LLC pursuant to the Underwriting Agreement for any reason by the close of business in New York on July 16, 2007 (or, with respect to any Additional Notes, the date (the “Over-Allotment Closing Date”) of the “additional time of sale” set forth in the notice of exercise of the Over-Allotment Option delivered pursuant to Section 1 of the Underwriting Agreement), or such later date as agreed upon by the parties (July 16, 2007 or the Over-Allotment Closing Date, as applicable, or such later date being the “Early Unwind Date”), then (i) the Transaction (or, with respect to any Additional Notes, the Additional Warrants) shall automatically terminate (the “Early Unwind”) on the Early Unwind Date; (ii) the Transaction (or, with respect to any Additional Notes, the Additional Warrants) and all of the respective rights and obligations of the Dealer and the Issuer hereunder with respect to the Transaction or the Additional Warrants, as applicable, shall be cancelled and terminated. Following such termination and cancellation, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction or the Additional Warrants, as applicable, either prior to, on or after the Early Unwind Date. The Dealer and the Issuer each represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction or the Additional Warrants, as applicable, shall be deemed fully and finally discharged.

(q)    Legal Opinions. The Issuer shall furnish to the Dealer, on the Trade Date, an opinion of Keating Muething & Klekamp PLL, counsel for the Company, addressed to the Dealer, and dated the Trade Date, in form and substance satisfactory to the Dealer, in the form set forth in Annex B hereto.

(r)    Counterparts. This Confirmation may be executed and delivered in counterparts (including, without limitation, by facsimile transmission or electronic messaging), each of which will be deemed to be an original and which together shall constitute one and the same agreement among the parties.

(s)    Waiver of Trial by Jury. EACH OF THE ISSUER AND THE BUYER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF THE BUYER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(t)    Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY

THE LAW OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN NEW YORK COUNTY IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(u)    Role of Agent. Each party agrees and acknowledges that (i) the Agent is acting as agent for both parties but does not guarantee the performance of either party and neither the Dealer nor the Issuer shall contact the other with respect to any matter relating to the Transaction without the direct involvement of the Agent; (ii) the Agent is not a member of the Securities Investor Protection Corporation; (iii) the Agent, the Dealer and the Issuer each hereby acknowledge that any transactions by the Dealer or the Agent in the Shares will be undertaken by the Dealer or the Agent, as the case may, as principal for its own account; (iv) all of the actions to be taken by the Dealer and the Agent in connection with the Transaction, including, but not limited to, any exercise of any rights with respect to the Warrants, shall be taken by the Dealer or the Agent independently and without any advance or subsequent consultation with the Issuer; and (v) the Agent is hereby authorized to act as agent for the Issuer only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Warrants described hereunder.

(v)    Determinations. Each calculation, decision or other determination by a party under the Agreement or this Confirmation shall be made in good faith on a commercially reasonable basis.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

The Issuer hereby agrees (i) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified; and (ii) to confirm that the foregoing (in the exact form provided by the Dealer) correctly sets forth the terms of the agreement between the Dealer and the Issuer with respect to the Transaction, by manually signing this Confirmation as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Risk Management (Corporates), Facsimile No. (212) 821-4610.

Very truly yours,

UBS AG, LONDON BRANCH

By:	/s/ Paul Stowell
Name: Paul Stowell
Title: Associate Director Equity Risk Management

By:	/s/ Dmitriy Mandel
Name: Dmitriy Mandel
Title: Executive Director Equity Risk Management

UBS SECURITIES LLC, as Agent

By:	/s/ Paul Stowell
Name: Paul Stowell
Title: Associate Director Equity Risk Management

By:	/s/ Dmitriy Mandel
Name: Dmitriy Mandel
Title: Executive Director Equity Risk Management

Agreed and accepted by:

KENDLE INTERNATIONAL INC.

By:	/s/ Karl Brenkert III
Name: Karl Brenkert III
Title: Chief Financial Officer

Annex A

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1	20,958	January 15, 2013
2	20,958	January 16, 2013
3	20,958	January 17, 2013
4	20,958	January 18, 2013
5	20,958	January 22, 2013
6	20,958	January 23, 2013
7	20,958	January 24, 2013
8	20,958	January 25, 2013
9	20,958	January 28, 2013
10	20,958	January 29, 2013
11	20,958	January 30, 2013
12	20,958	January 31, 2013
13	20,958	February 1, 2013
14	20,958	February 4, 2013
15	20,958	February 5, 2013
16	20,958	February 6, 2013
17	20,958	February 7, 2013
18	20,958	February 8, 2013
19	20,958	February 11, 2013
20	20,958	February 12, 2013
21	20,958	February 13, 2013
22	20,958	February 14, 2013
23	20,958	February 15, 2013
24	20,958	February 19, 2013
25	20,958	February 20, 2013
26	20,958	February 21, 2013
27	20,958	February 22, 2013
28	20,958	February 25, 2013
29	20,958	February 26, 2013
30	20,958	February 27, 2013
31	20,958	February 28, 2013
32	20,958	March 1, 2013
33	20,958	March 4, 2013
34	20,958	March 5, 2013
35	20,958	March 6, 2013
36	20,958	March 7, 2013
37	20,958	March 8, 2013
38	20,958	March 11, 2013
39	20,958	March 12, 2013
40	20,958	March 13, 2013

A-1

Component Number	Number of Warrants	Expiration Date
41	20,958	March 14, 2013
42	20,958	March 15, 2013
43	20,958	March 18, 2013
44	20,958	March 19, 2013
45	20,958	March 20, 2013
46	20,958	March 21, 2013
47	20,958	March 22, 2013
48	20,958	March 25, 2013
49	20,958	March 26, 2013
50	20,958	March 27, 2013
51	20,958	March 28, 2013
52	20,958	April 1, 2013
53	20,958	April 2, 2013
54	20,958	April 3, 2013
55	20,958	April 4, 2013
56	20,958	April 5, 2013
57	20,958	April 8, 2013
58	20,958	April 9, 2013
59	20,958	April 10, 2013
60	20,958	April 11, 2013
61	20,958	April 12, 2013
62	20,958	April 15, 2013
63	20,958	April 16, 2013
64	20,958	April 17, 2013
65	20,958	April 18, 2013
66	20,958	April 19, 2013
67	20,958	April 22, 2013
68	20,958	April 23, 2013
69	20,958	April 24, 2013
70	20,958	April 25, 2013
71	20,958	April 26, 2013
72	20,958	April 29, 2013
73	20,958	April 30, 2013
74	20,958	May 1, 2013
75	20,958	May 2, 2013
76	20,958	May 3, 2013
77	20,958	May 6, 2013
78	20,958	May 7, 2013
79	20,958	May 8, 2013
80	20,958	May 9, 2013
81	20,958	May 10, 2013
82	20,958	May 13, 2013
83	20,958	May 14, 2013
84	20,958	May 15, 2013
85	20,958	May 16, 2013

A-2

Component Number	Number of Warrants	Expiration Date
86	20,958	May 17, 2013
87	20,958	May 20, 2013
88	20,958	May 21, 2013
89	20,958	May 22, 2013
90	20,958	May 23, 2013
91	20,958	May 24, 2013
92	20,958	May 28, 2013
93	20,958	May 29, 2013
94	20,958	May 30, 2013
95	20,958	May 31, 2013
96	20,958	June 3, 2013
97	20,958	June 4, 2013
98	20,958	June 5, 2013
99	20,958	June 6, 2013
100	21,008	June 7, 2013

A-3